Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements:

(1)	Registration Statements (Form S-3 Nos. 333-194052, 333-00054, 333-143769, 333-51514 and 333-216131) of Xilinx, Inc., and

(2)
Registration Statements (Form S-8 Nos. 333-215789, 333-201805, 333-193664, 333-186442, 333-179463, 333-172102, 333-162948, 333-157473, 333-151219, 333-140573, 333-127318, 333-62897, 333-44233, 333-12339, 33-40562, 33-36706, 33-80075, 33-83036, 33-52184, 33-67808, 333-51510, 333-222729 and 333-229375) of Xilinx, Inc.;

of our reports dated May 10, 2019, with respect to the consolidated financial statements and schedule of Xilinx, Inc. and the effectiveness of internal control over financial reporting of Xilinx, Inc. included in this Annual Report (Form 10-K) of Xilinx, Inc. for the year ended March 30, 2019.

/s/ Ernst & Young LLP
San Jose, California
May 10, 2019